Exhibit 10.10

FORM OF EXECUTIVE

RESTRICTED STOCK AGREEMENT

Granted by

FIRST NIAGARA FINANCIAL GROUP, INC.

under the

FIRST NIAGARA FINANCIAL GROUP, INC.
2012 EQUITY INCENTIVE PLAN

This Restricted Stock Agreement (this “Restricted Stock Award” or this “Agreement”) is hereby made subject to the provisions of the 2012 Equity Incentive Plan (the “Plan”) of First Niagara Financial Group, Inc. (including its Subsidiaries where applicable, the “Company”), which provisions are hereby incorporated by reference and made a part hereof. A copy of the Plan has been provided to the holder of this Restricted Stock Award (the “Participant”), and the Participant hereby accepts this Restricted Stock Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Committee will be final, binding and conclusive upon the Participant and the Participant's beneficiaries, heirs, legal representatives, successors and permitted assigns. Unless the context clearly indicates otherwise, capitalized terms used herein but not defined will have the meaning given such terms in the Plan. The term “Stock” shall refer to the common stock, $0.01 par value per share, of the Company.
The number of shares of Stock (or share determination formula) under this Restricted Stock Award is set forth in the award notice or email (the “Award Notice”) sent to the Participant that sets forth the grant of this Restricted Stock Award and the terms thereof, and such Award Notice is hereby incorporated by reference and made a part hereof. This Restricted Stock Award is described in the Award Notice as “Time-Based Restricted Stock.” For purposes of this Agreement, the “Grant Date” shall mean the date that this Restricted Stock Award was granted to the Participant, as set forth in the Award Notice sent to the Participant.

1.	Vesting Schedule.
Except as otherwise provided in Section 4 of this Agreement, subject to the Participant's continued Service with the Company through the applicable vesting date, this Restricted Stock Award shall vest as follows:
Step One: If the Company's Net Operating Income for [___] is $[___] million or greater, as certified by the Committee, then the total number of shares of Stock covered by this Restricted Stock Award shall become subject to the vesting schedule set forth in Step Two below, such that this Restricted Stock Award shall be treated as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). If the Company's Net Operating Income for [___] is less than $[___] million, then the total number of shares of Stock covered by this Restricted Stock Award shall be forfeited. “Net Operating Income” has the meaning given such term in the Company's Executive Annual Incentive Plan.
Step Two: If the Company's Net Operating Income for [___] is $[___] million or greater, as certified by the Committee, then this Restricted Stock Award shall become vested on the [___] anniversary of the Grant Date (i.e., [___]-year cliff vesting).
2.    Grant of Restricted Stock Award.

The Restricted Stock Award will be in the form of issued and outstanding shares of Stock that will be registered in the name of the Participant and held by the Company, pending the vesting or forfeiture of this Restricted Stock Award. Notwithstanding the foregoing, the Company may in its sole discretion, issue this Restricted Stock Award in any other format (e.g., electronically) in order to facilitate the paperless transfer of this Restricted Stock Award.

3.	Terms and Conditions.

(a)	Voting. The Participant will have the right to vote the unvested shares of Stock underlying this Restricted Stock Award.

(b)
Dividends. Any cash dividends or distributions declared and paid with respect to the shares of Stock underlying this Restricted Stock Award which are unvested on the applicable dividend payment date will be immediately distributed and paid to the Participant.

(c)	Withholding.

(i)
The Participant shall have the right to direct the Company to satisfy the minimum amount of the federal, state and local taxes required to be withheld upon the vesting of this Restricted Stock Award by withholding a number of shares of Stock (based on the Fair Market Value on the date that this Restricted Stock Award becomes subject to such taxes) otherwise vesting that are necessary to satisfy the minimum amount of the taxes required to be withheld.

(ii)
In the event that the Participant does not make other arrangements with the Company for the payment of the minimum amount of federal, state or local taxes required to be withheld prior to or at the time of the vesting of this Restricted Stock Award, then the Company shall have the right to withhold the number of shares of Stock (based on the Fair Market Value on the date that this Restricted Stock Award becomes subject to such taxes) otherwise vesting that are necessary to satisfy the minimum amount of the taxes required to be withheld.

(iii)
In the event that the Participant becomes subject to federal, state or local taxes on this Restricted Stock Award before the date that this Restricted Stock Award vests, the Company shall accelerate the vesting of and shall withhold the number of shares of Stock underlying this Restricted Stock Award (based on the Fair Market Value on the date this Restricted Stock Award becomes subject to such taxes) necessary to satisfy the minimum amount of the taxes required to be withheld, including the payment of federal, state or local taxes on the payment pursuant to this Section 3(c)(iii).

4.    Effect of Certain Events.

(a)	Death or Disability. In the event of the Participant's Termination of Service due to death or Disability, this Restricted Stock Award will become fully vested.

(b)
Retirement. In the event of the Participant's Termination of Service due to Retirement, this Restricted Stock Award will become fully vested so long as the performance requirement set forth in Step One of Section 1 of this Agreement is satisfied and certified by the Committee. “Retirement” means a Termination of Service by the Participant who meets the age and years of service requirements set forth in the definition of Retirement in the Plan on the date of the Termination of Service.

(c)
Change in Control. If there is a Change in Control Agreement by and between the Participant and the Company on the date of the Termination of Service, then the terms of such Change in Control Agreement shall apply instead of this Section 4(c). Otherwise, in the event of the Participant's Termination of Service by the Company other than for Cause within the 12-month period following a Change in Control, or a Termination of Service by the Participant for Good Reason within the 14-month period following a Change in Control, this Restricted Stock Award will become fully vested.

(d)	Termination for Cause. Notwithstanding any other provision in this Agreement, if the Participant's Service has been terminated for Cause, this Restricted Stock Award will expire and be forfeited.

(e)
Other Termination. Except as otherwise provided by this Section 4, and except as otherwise provided by a Change in Control Agreement by and between the Participant and the Company on the date of the Termination of Service, upon the Termination of Service of the Participant, any unvested shares of Stock under this Restricted Stock Award will expire and be forfeited.
5.    Covenants.

(a)
Unless the Compensation Committee determines otherwise and so advises the Participant in a signed writing, the Participant agrees to comply with this Section 5 while employed by the Company and for the one-year period (an unlimited period for the covenant set forth in Section 5(d) below) immediately following the Participant's Termination of Service with the Company, regardless of the reason for such Termination of Service.

(b)
The Participant shall not, directly or indirectly, either for the Participant's own benefit or purpose or for the benefit or purpose of any person other than the Company or any of its Subsidiaries, solicit, call on, do business with, or actively interfere with the Company's or any Subsidiary's relationship with, or attempt to divert or entice away, any person or entity that the Participant should reasonably know (i) is a customer of the Company or any Subsidiary for which the Company or any Subsidiary provides any services as of the date of the Participant's Termination of Service; or (ii) was a customer of the Company or any Subsidiary for which the Company or any Subsidiary provided any services at any time during the 12-month period immediately preceding the date of the Participant's Termination of Service; or (iii) was, as of the date of the Participant's Termination of Service, considering retention of the Company or any Subsidiary to provide any services.

(c)
The Participant shall not, directly or indirectly, either for the Participant's own benefit or purpose or for the benefit or purpose of any person other than the Company or any of its Subsidiaries, employ, or offer to employ, call on, or actively interfere with the Company's or any Subsidiary's relationship with, or attempt to divert or entice away, any employee of the Company or any of its Subsidiaries, nor shall the Participant assist any other person in such activities.

(d)
During the Participant's employment with the Company or any Subsidiary, and thereafter regardless of the reason for the Termination of Service, the Participant will not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, all of which is the exclusive and valuable property of the Company and its Subsidiaries, whether or not conceived of or prepared by the Participant, other than: (i) information generally known to the public; (ii) as required in the course of employment by the Company or Subsidiary; (iii) as required by any court, supervisory authority, administrative agency or applicable law; or (iv) with the prior written consent of the Compensation Committee or its designee.

(e)
Upon any breach of the covenants set forth in this Section 5, the Participant agrees and acknowledges that this Restricted Stock Award shall automatically and immediately terminate and become null and void. In addition, the Participant agrees and acknowledges that a breach of the covenants set forth in this Section 5 will cause the Company and its Subsidiaries irreparable harm, and that the Company and its Subsidiaries will therefore be entitled to issuance of immediate, as well as permanent, injunctive relief restraining the Participant, and each and every person and entity acting in concert or participating with the Participant, from initiation and/or continuation of such breach. The Participant further understands and agrees that for the purpose of fashioning an appropriate injunctive remedy, the time period of the covenants set forth in this Section 5 shall be extended by any time period the Participant is found to be in breach of said covenants. In the event any of this Section 5 is determined by a court of competent jurisdiction to be unenforceable because unreasonable either as to length of time or area to which said restriction applies, it is the intent of the Participant and the Company and its Subsidiaries that said court reduce and reform the provisions thereof so as to apply to the greatest limitations considered enforceable by the court.

6.    Miscellaneous.

(a)
Delivery of shares of Stock under this Restricted Stock Award will comply with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(b)	This Restricted Stock Award will be adjusted upon the occurrence of the events specified in Section 3.3 of the Plan.

(c)	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.

(d)	Prior to vesting, this Restricted Stock Award may not be sold, encumbered, hypothecated or otherwise transferred except in accordance with the terms of the Plan and this Agreement.

(e)	This Restricted Stock Award will be governed by and construed in accordance with the laws of the State of Delaware.

(f)	The granting of this Restricted Stock Award does not confer upon the Participant any right to be retained in the Service of the Company or any Subsidiary.

(g)	In the event of any conflict among the provisions of the Plan and this Agreement, the provisions of the Plan will be controlling and determinative.

(h)	The Participant's rights, payments and benefits with respect to this Restricted Stock Award shall be subject to reduction, cancellation, forfeiture or recoupment pursuant to Section 7.17 of the Plan.

(i)
Notwithstanding any other provision of the Plan or this Agreement to the contrary, in order to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, then the Participant shall return to the Company, or forfeit if not yet paid, the shares of Stock under this Restricted Stock Award received during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of the number of shares that would have vested based on the accounting restatement, as determined by the Committee, in accordance with the Clawback Requirements and any policy adopted by the Committee pursuant to the Clawback Requirements.

(j)
Any actions by the Company under this Agreement or the Plan must comply with the law, including regulations and other interpretive action, of the Federal Deposit Insurance Act, Federal Deposit Insurance Corporation, or other entities that supervise any of the activities of the Company. Specifically, any payments to the Participant by the Company, whether pursuant to this Agreement, the Plan or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(k)
This Restricted Stock Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of Stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.

(l)
The Committee will have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan. Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(m)
This Restricted Stock Award is intended to be exempt from the provisions of Section 409A of the Code, and the treasury regulations promulgated and other official guidance issued thereunder, and this Agreement will be administered and interpreted consistent with such intention.

IN WITNESS WHEREOF, the Company has executed this Agreement effective as of the Grant Date.

FIRST NIAGARA FINANCIAL GROUP, INC.
By:___________________________________________________